ASSET PURCHASE AGREEMENT


           Agreement made as of this 5th day of June, 1996, by and between UNITED SECURITY ASSOCIATES, INC. or its assigns (hereinafter "Buyer") having an office or place of business at 11-H Princess Road, Lawrenceville, New Jersey 08648 and ALARM DATA, INC. OF DELAWARE (hereinafter "Seller") and THOMAS A. GOLDEN, an individual (hereinafter "Shareholder"), having an office or place of business at 2605 Eastburn Center, Newark, Delaware, 19711.

                      W I T N E S S E T H

          WHEREAS, Buyer is engaged in the business of purchasing burglar and fire alarm monitoring accounts; and

           WHEREAS, Seller is engaged in the business of selling,
leasing,   installing,   repairing,   servicing   and   providing
monitoring for burglar and fire alarm equipment; and

           WHEREAS, Seller has requested that Buyer purchase from Seller approximately seven hundred fifty (750) of its existing alarm monitoring accounts.

           NOW THEREFORE, in consideration of the covenants set forth herein, and intending to be legally bound, the parties agree as follows:

      1. Sale of Accounts. Subject to the terms of this Agreement, Seller hereby agrees to sell, convey, assign, transfer and deliver to Buyer a total of approximately seven hundred fifty
(750) alarm monitoring accounts (the "Alarm Accounts") with the customers of Seller (the "Customers"), which Customers are set forth on the Customer List attached hereto as Exhibit "A" and made a part hereof. Seller also agrees to sell, convey, assign, transfer and deliver to Buyer all of the following items: Any equipment and inventory set forth on Exhibit "B", all of Seller's right, title and interest in any monitoring equipment, alarm equipment, or other equipment necessary for the purpose of sending an alarm monitoring signal to a central monitoring station, all telephone lines owned or leased by Seller and used in connection with the Alarm Accounts (including any lines into the central station(s) used by Seller and any lines used for Seller's customer service), all computer software programs licensed to or used by Seller relating to the uploading and/or downloading of any of the Customer's alarm equipment, all Customer lists, files, deposits, and prepayments relating to the Alarm Accounts (and any non-monitored accounts installed or serviced by Seller), any licenses or permits of Seller which are required for the conduct of Seller's business, and Seller's trade name. Such conveyance shall be confirmed by a Bill of Sale in the form attached hereto.

     2. Purchase Price. The Purchase Price shall be determined by multiplying twenty-eight (28) times the monthly recurring revenue (MRR) payable each month by Customers for monitoring services pursuant to the Alarm Agreements. MRR shall not include any amounts derived from: (i) sales, use, or other taxes, fees or other charges imposed by any governmental authority relating to the furnishing of such monitoring services; (ii) monthly maintenance charges relating to service on the monitoring equipment; or (iii) charges for installation time and materials. Based on the assumption that the Alarm Accounts being conveyed generate an MRR of $15,000 the gross purchase price will be approximately four hundred twenty thousand ($420,000) Dollars. This amount will be adjusted as follows: a credit against the purchase price will be given for prepaid (unearned) monitoring revenues previously billed by Seller, and a portion of the purchase price shall be held back to secure the warranties described below. Buyer shall be entitled to all revenues for Alarm Accounts pro-rated to the Settlement Date.

           After  the  Settlement Date, Buyer agrees  to  include
Seller's accounts receivable balances in future billings to the Customers and shall remit same to Seller upon receipt.

           Any Alarm Accounts for which Seller has obtained a written contract (or which Seller identifies prior to Settlement as accounts which have commenced negotiation), but for which Buyer will finish installation after Settlement are referred to as Work in Process Accounts and are identified in Exhibit "A". Upon completion of such installations and upon receipt by Buyer of the balance of the installation price and the first payment for monitoring, Buyer shall pay to Seller a sales commission for such accounts. At Settlement, Seller and Buyer shall prorate any deposits previously paid to Seller on account of such Work in Process Accounts based on the value of the work completed to date.

      3. Security for Warranties. An amount equal to twenty percent (20%) of the Purchase Price will be held back to secure the warranties, representations and agreements of the Seller. Subject to any applicable set-offs, ten percent (10%) shall be released after twelve (12) months following Settlement (provided the annualized attrition rate is less than five (5%) percent), and ten percent (10%) shall be released after eighteen (18) months following Settlement.

     4. Replacement Warranty. Non-producing Alarm Accounts are Alarm Accounts which cancel or become more than 45 days past due. In the event an Alarm Account becomes Non-producing during the first fifteen months following Settlement, Buyer shall be entitled to a credit equal to the purchase price for such account. In addition to the 15-month Replacement Warranty described above, Seller and Shareholder shall assure and guarantee as a surety the payment, and not merely the collection, of the initial twenty-eight (28) monthly payments following Settlement by Pocket Change, Jolly Time, Blazing Flippers, Winners Circle, Interstate Amusement, and Fun and Games.

      5. Change Over. Most of Seller's Alarm Accounts are currently on line with the Accurate/Dictograph Central Station in Wilmington, Delaware (soon to be moved to ERC in Ohio). Seller has previously programmed these panels to call telephone lines owned by Seller, and such lines are remote call forwarded to telephone numbers owned by Buyer. For these accounts, no change over will be required, and at Settlement Seller will convey these lines to Buyer. For the balance of Seller's accounts (approximately four (4) of which are on line at COPS Monitoring), Seller shall download, chip change or reprogram the alarm panels to call Buyer's telephone line into Buyer's designated Central Station.

          Seller will supply Buyer with all information necessary to perform maintenance on the Alarm Accounts, including lock-out codes, pass-key numbers, pass-words, communicator identification, programming information, and such other information as Buyer may request. Seller represents that it owns all of the telephone line(s) that Seller's digital dialers are programmed onto and which are, in turn, remote call forwarded to lines owned by Buyer.

     6. Maintenance Warranties. Buyer and Seller shall arrange to notify Customers in writing that all maintenance and service requests are to be made by calling the office of Buyer. Buyer and Seller shall notify the Customers that Buyer will perform future maintenance service. Except to the extent set forth on Exhibit "A", Seller represents and warrants that all of the Alarm Accounts are free of any warranty period covering maintenance and service (including equipment and labor) contained in any Customer Contract.

      7. Documents. At Settlement, Seller shall deliver to Buyer original executed copies of all Monitoring and Servicing Agreements together with copies of all Installation Agreements between Seller and the Customers, copies of any financing applications, service or repair notes, Central Station Data Forms, correspondence and other information set forth in the Customers' files. Each file must also contain the House Code and Installation Code for each Customer. To the extent that any such documentation is missing or improperly executed, Seller shall, within 10 days Notice from Buyer, have such documentation cured, or Buyer may return such Alarm Accounts in accordance with the procedure for Non-performing Alarm Accounts. Seller hereby grants to Buyer open and continuous access to all records and documents in Seller's possession which are related to the Alarm Accounts.

      8. Representations. Seller and Shareholder represent and warrant to Buyer that as of the date hereof and as of the Settlement Date:

                A.    Seller  is  a  corporation duly  organized,
          validly existing and in good standing under the laws of the State of Delaware, and all issued and outstanding shares of stock of Seller are owned by Shareholder. The execution, delivery and performance of this agreement by Seller has been duly authorized by all necessary corporate action on the part of Seller, and this Agreement constitutes a valid and binding obligation of Seller and Shareholder in accordance with its terms.

                B.    Alarm equipment installed at any Customer's
          location  is  hereinafter  referred  to  as  an  "Alarm
          System". The Alarm Systems related to the Alarm Accounts are properly described in Exhibit "D" and unless otherwise noted, contain downloadable digital dialers, are in good working order and condition, and have been installed and maintained in accordance with manufacturer's specifications and good and workmanlike practices prevailing in the industry at the time of such installation and maintenance. All Alarm Systems conform in all material respects to the contracts pursuant to which they were installed and in no case has any installation been made by Seller which was in violation of any applicable law, code or regulation when installed. All Customers have duly executed monitoring agreements identical in form and content to the form of the Agreement(s) attached hereto as Exhibit "C". All copies of the Alarm Account agreements furnished by Seller to Buyer are complete and correct in all material respects. All Alarm Systems were installed by Seller and no Alarm Systems related to the Alarm Accounts to be conveyed hereby were installed by or purchased from third parties, except for the accounts identified on Exhibit "E", which were purchased from CBA.

               C. Neither Seller, nor Shareholder, are aware of any claim, or demand of any kind or nature by any Customer or others. Seller and Shareholder warrant and agree that Buyer assumes no obligations or liabilities of Seller except for Seller's obligations to provide monitoring and maintenance services after the Settlement date, but only in accordance with the terms and conditions of the written Customer contracts which were provided by Seller to Buyer prior to the closing date and are listed on Exhibit "A" hereto. Buyer shall be free of any other obligations or liabilities, which shall continue to be the sole responsibility of Seller and Shareholder.

                D.     Each Alarm Account is a valid and  binding
          obligation of the Customer and Seller, enforceable in accordance with its terms, in full force and effect and free from any claim, defense or offset. Seller has delivered to Buyer an executed original counterpart of each agreement comprising each Alarm Account, the only other original executed counterpart of which is in the Customer's possession and none of such agreements have been modified or amended in any respect, except to the extent that such modification or amendment is in writing and an original executed counterpart of same has been delivered to Buyer. The information set forth in all Exhibits attached hereto and all schedules, documents and Settlement Sheets delivered to Buyer are true and correct in all respects.

               E.   Seller has performed all obligations required
          to be performed by Seller under each agreement comprising each Alarm Account and is not in default under, or in breach thereof, nor in receipt of any claim of default or breach thereunder, nor has any event occurred which, with the passage of time or the giving of notice, or both, would cause a breach of, or default under, any such agreement comprising each Alarm Account. Seller has not received any notice from any Customer or other party, and has no knowledge of any breach or anticipated breach by the Customer of such agreement or the intent of any Customer not to renew any such agreement when its current term shall expire. Seller has not been notified, and has no knowledge of any event which would entitle a Customer to cancel said agreement prior to the expiration of its current term.

                 F. Except for information required to be disclosed to Seller's central station(s), Seller has not disclosed to any third party, a Customer list, originals or copies of Customer contracts, or Customer information or data of any kind related to the Alarm Accounts.

                G.   Seller represents that all Alarm Accounts to
          be   sold  hereunder  are  programmed  to  either   the
          Accurate/Dictograph, ERC, or COPS Central Station and have been connected and tested as being on line at such Central Stations. Seller further represents that as to all Alarm Accounts being sold hereunder, it has verified the accuracy of the data bases at such Central Stations against the information on the Monitoring
          Agreements, the Emergency Data Forms and any other Customer information included in the Customer contracts.

                H. All federal, state and local property, sales and use taxes and all other public taxes or charges (including, but not limited to, income and payroll taxes) incurred during any period prior to and including the Settlement Date which may relate to or affect the Alarm Accounts in any way or may affect or relate to their transfer pursuant to this Agreement, are the obligation and liability of Seller and have been paid or provided for in full by Seller prior to the Settlement Date.

               I. Seller owns good and marketable title to each of the Alarm Accounts and any other property to be conveyed hereunder free and clear of any and all liens, security interests, charges and encumbrances. The Seller agrees to comply with the provisions of the Uniform Commercial Code and any other Delaware statutes, regulations or laws, relating to bulk transfers.

                J.    Except  to the extent set forth on  Exhibit
          "A",  all  Accounts  being sold hereunder  are  current
          (within thirty (30) day net terms).

                K.     All outstanding charges for monitoring  at
          the central station used by Seller and for all telephone lines used in connection with the Alarm Accounts are fully paid, or shall be paid by Seller at settlement out of the proceeds of sale.

               L.    Seller is in compliance with all laws, rules
          and regulations related to any Alarm Account, including, without limitation, the provisions of federal and state laws relating to "truth and lending" and "home solicitation contracts". There are no pending or threatened claims of a violation thereof and Seller has received no notice of such violation.

      9. Indemnification. Seller and Shareholder, jointly and severally, agree to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents and their successors and assigns, from and in respect to all liabilities and obligations not expressly assumed by Buyer pursuant to this Agreement; and from all losses, damages or claims which are attributable to any act or omission of Seller, or its employees, agents and subcontractors; and from all losses, damages or claims resulting from a breach of this Agreement or breach of any warranty made or contained in this Agreement or in connection with this Agreement; and from any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any of the foregoing including interest, penalties and reasonable attorneys' fees and costs. In the event of any claim for which the above indemnification provisions may apply, the parties agree that Buyer may (but is not obligated to) satisfy such claim and such amounts shall be repaid by Seller to Buyer within ten (10) days of notice thereof. Buyer may set off the amount of such claims against any and all monies which Buyer may owe to Seller.

      10. Restrictive Covenants. Seller acknowledges that one of the fundamental expectations of Buyer in acquiring the Alarm Accounts is that the Alarm Accounts will be renewed by the Customers after expiration of their current terms and Seller acknowledges that Alarm Accounts customarily are so renewed. Accordingly, Seller agrees as follows:

               A. For an unlimited period of time from the date of this Agreement, neither Seller nor any Shareholder, employee or agent of Seller, shall solicit or otherwise communicate with any Customer for the purpose of inducing Customer (or the effect of such solicitation or communication shall be) to refrain from or to discontinue any business relationship with Buyer. For the purposes of this Section 10, the term "Customers" shall include all of the Buyer's existing and future customers as well as the Alarm Accounts being conveyed hereby, including the person(s) who executed the monitoring agreements and the locations of the Alarm Systems sold to such person(s).

               B. For an unlimited period of time from the date of this Agreement, neither Seller nor any Shareholder, employee or agent of Seller, shall use, distribute or divulge to any third party any confidential information relating to the Customers, including but not limited to: their identity, address, phone numbers, house codes, installation codes, term of monitoring agreement, or any other information provided to the Central Station.

               C. For a period of three (3) years following the date of this Agreement, neither Seller nor any Shareholder shall be financially interested in or be a principal, partner, officer, director, owner, employee or consultant, directly or indirectly, in any business which is engaged in the selling, leasing, installing or monitoring of burglar or fire alarm services or equipment at any place within a fifty mile radius of Newark, Delaware.

                D. In the event of any breach or violation of the restrictions contained in the foregoing paragraphs, the period therein specified shall abate during the time of any violation thereof, and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

               E.   Seller and Shareholders each acknowledge that
          the restrictions contained within the foregoing paragraphs are reasonable and necessary in order to protect Buyer's legitimate interest and that any violation thereof would result in irreparable injury to Buyer. Seller and Shareholders, jointly and individually, acknowledge and agree that in the event of any violation thereof, Buyer shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. In the event that a court shall determine that any of the restrictive covenants contained in this Agreement are inequitably broad, it is the intention of the parties that the court adjust the obligations of Seller and Shareholders under the restrictive covenants, rather than eliminating such obligations entirely. In the event a court shall equitably adjust the restrictive covenants, the remainder of this Agreement shall remain in full force and effect.

      11. Further Transfers. Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may request to effect, consummate, confirm or evidence the transfer to Buyer of the Alarm Accounts. Seller shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Alarm Accounts, and shall also do such acts as are necessary to perform its representations, warranties, covenants and agreements herein.

      12. Insurance. Prior to Settlement, Seller shall provide evidence to Buyer that for the four year period prior to the date of Settlement, it had the following policy or policies of insurance:

          Policy                   Minimum Amount of Coverage

Comprehensive General              $1,000,000 per occurrence
Liability Insurance,                    (Occurrence Basis)
Errors and Omissions and
Automobile Insurance

Workman's Compensation             Statutory Requirements


      Seller shall furnish Buyer with a Certificate of Insurance evidencing the coverage required above prior to Settlement. The General Liability and Errors and Omissions policy specified above shall name Buyer as an additional named insured for the balance of its term.

      13. Survival. The representations, warranties, covenants and agreements set forth in this Agreement, or in any writing delivered in connection with this Agreement, shall survive the Settlement date and the consummation of the transactions contemplated hereby.

     14. Broker. Seller and Buyer each warrant and represent to the other that they have had no dealings, negotiations or consultations with any broker or finder in connection with this sale. Seller and Buyer hereby agree to defend, indemnify and to hold harmless the other from and against any loss, claim or liability by reason of any breach by the indemnifying party of the foregoing warranty and representation.

       15.   Employment.   Buyer  shall  interview  and  consider
Seller's  employees for employment with Buyer.  Seller agrees  to
be   responsible   for  all  accrued  benefits,   vacations   and
compensation for its employees through date of Closing.

      16. Lease. Upon completion of Settlement, Shareholder shall lease to Buyer the two-story office condominium located at 2605 Eastburn Center, Newark, Delaware, which contains approximately 2,000 square feet of space and which is currently occupied by Seller. Such lease shall be for an initial term of one (1) year following the Settlement Date at a base rental rate of $1,200 per month (including taxes) plus Shareholder's proportionate share of utilities, condominium fees (approximately $95 per month) and ordinary operating expenses (excluding capital improvements). Buyer shall have the option to extend the term of this lease for one additional year upon the same terms and conditions. Seller agrees to install a handicapped-accessible bathroom on the top floor and Buyer shall reimburse Seller for the costs thereof.

      17. Financial Records. Seller acknowledges that Buyer may be required to obtain audited financial statements of the Seller corporation for the past three (3) years. Upon request of Buyer, Seller agrees to provide all of the financial records, accountant's work papers, and other documentation described on Exhibit "F" without cost to Buyer. Buyer shall pay all costs and expenses of performing the audit.

      18. Settlement. Buyer's obligation to purchase the Alarm Accounts is conditioned on a satisfactory "due diligence" survey, delivery of satisfactory Purchase Documents referred to herein, and transfer of the Alarm Accounts to Buyer's Central Station. Seller hereby gives Buyer permission to review any files or financial information, call upon any of Seller's accounts, and to have Seller's Central Station provide Buyer with a copy of Seller's account activity list for up to the last year. This information will be used by Buyer in the strictest of confidence. Upon completion of Buyer's due diligence, Settlement shall occur on or before June 7, 1996 at Buyer's place of business described above, unless the Buyer and Seller mutually agree to another time and place.

     19.  Miscellaneous.
               A. At any time, and from time to time, after the signing of this Agreement, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

                B. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New Jersey, notwithstanding any conflicts-of-law doctrines or laws of any jurisdiction to the contrary.

                C.    This  Agreement shall be binding upon,  and
          shall  inure to the benefit of, the parties  and  their
          heirs,   personal   representatives,   successors   and
          assigns.

               D. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                E. This Agreement shall not be interpreted in favor of or against either party on account of such party having drafted this Agreement.

               F. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

                 G. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express of implied oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.



UNITED  SECURITY  ASSOCIATES, INC.         ALARM  DATA,  INC.  OF
DELAWARE


By: /s/JOHN COLEHOWER                    By: /s/ THOMAS A. GOLDEN
    -----------------                        --------------------
    John Colehower                           Thomas A. Golden
    Vice President                           President




           The undersigned United Security Systems, Inc. hereby joins in the Asset Purchase Agreement dated June 5, 1996 between Alarm Data, Inc. of Delaware and Thomas A. Golden, as Seller, and United Security Associates, Inc. as Buyer, for the purpose of guaranteeing to Alarm Data, Inc. and Thomas A. Golden all of the obligations of United Security Associates set forth in the Agreement. This guaranty shall not create any third party rights in any other person or entity.


 UNITED SECURITY SYSTEMS, INC.


 By: /s/JOHN COLEHOWER
     -----------------
     John Colehower
     Vice President






                          BILL OF SALE

           KNOW ALL MEN BY THESE PRESENTS: THAT ALARM DATA, INC. OF DELAWARE, LOCATED AT 2605 EASTBURN CENTER, NEWARK, DELAWARE (THE "SELLER"), FOR GOOD AND VALUABLE CONSIDERATION, DELIVERED TO IT AT THE TIME OF EXECUTION OF THIS DOCUMENT BY UNITED SECURITY ASSOCIATES, INC., LOCATED AT 11-H PRINCESS ROAD, LAWRENCEVILLE, NEW JERSEY 08648 or its assigns ("BUYER"), THE RECEIPT AND
SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, HAS BARGAINED AND SOLD, AND HEREBY GRANTS, SELLS, TRANSFERS AND ASSIGNS TO BUYER ITS PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, THE FOLLOWING PROPERTY, GOODS AND CHATTELS:

        Five Hundred Seventy One (571) ALARM MONITORING ACCOUNTS, AS IDENTIFIED IN EXHIBIT "A" ATTACHED HERETO, WHICH ALARM ACCOUNTS ARE MORE PARTICULARLY DEFINED IN SECTION 1 OF THE ASSET PURCHASE AGREEMENT BETWEEN SELLER AND BUYER DATED JUNE 5, 1996 TOGETHER WITH CERTAIN OTHER PROPERTY RIGHTS DESCRIBED THEREIN.

          TO HAVE AND TO HOLD THE SAME UNTO BUYER, ITS SUCCESSORS
AND ASSIGNS, FOREVER.

          SELLER HEREBY COVENANTS THAT ALL RIGHT AND TITLE TO THE ABOVE-DESCRIBED PROPERTY LIES EXCLUSIVELY IN ITS NAME, AND THAT SELLER POSSESSES LEGAL CAPACITY TO TRANSFER GOOD AND MARKETABLE
TITLE, FREE AND CLEAR OF ANY AND ALL LIENS, SECURITY INTERESTS, CHARGES AND ENCUMBRANCES TO BUYER (THE "CLAIMS"). SELLER
COVENANTS AND AGREES TO AND WITH BUYER, ITS SUCCESSORS AND ASSIGNS, TO WARRANT AND DEFEND THE SALE OF THE AFOREDESCRIBED PROPERTY, GOODS AND CHATTELS, AGAINST ALL AND EVERY PERSON, FIRM, CORPORATION OR ASSOCIATION AND INDEMNIFY AND HOLD BUYER HARMLESS FROM, FOR OR AGAINST ANY LOSS, DAMAGE OR DEFICIENCY ARISING OUT OF, OR RESULTING FROM ANY CLAIMS.

           IN WITNESS WHEREOF, THE SELLER HAS CAUSED THIS BILL OF
SALE  TO BE SIGNED BY ITS PROPER AUTHORIZED AGENTS THIS 5th  DAY
OF JUNE, 1996.

                               ALARM DATA INC. OF DELAWARE


                               BY: /s/THOMAS A. GOLDEN
                                  --------------------
                                  Thomas A. Golden
                                  PRESIDENT

                          BILL OF SALE

           KNOW ALL MEN BY THESE PRESENTS: THAT ALARM DATA, INC. OF DELAWARE, LOCATED AT 2605 EASTBURN CENTER, NEWARK, DELAWARE (THE "SELLER"), FOR GOOD AND VALUABLE CONSIDERATION, DELIVERED TO IT AT THE TIME OF EXECUTION OF THIS DOCUMENT BY UNITED SECURITY ASSOCIATES, INC., LOCATED AT 11-H PRINCESS ROAD, LAWRENCEVILLE, NEW JERSEY 08648 or its assigns ("BUYER"), THE RECEIPT AND
SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, HAS BARGAINED AND SOLD, AND HEREBY GRANTS, SELLS, TRANSFERS AND ASSIGNS TO BUYER ITS PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, THE FOLLOWING PROPERTY, GOODS AND CHATTELS:

           ALL  PERSONAL  PROPERTY  OF SELLER  AS  IDENTIFIED  IN
EXHIBIT  "B" ATTACHED HERETO TOGETHER WITH ALL PERSONAL  PROPERTY
OF  SELLER  IDENTIFIED  IN  PARAGRAPH 1  OF  THE  ASSET  PURCHASE
AGREEMENT BETWEEN SELLER AND BUYER DATED JUNE 5, 1996.

          1993 Chevy C20 Van; VIN No. 2GCEG25Z1P4108970

          1993 Chevy C20 Van; VIN No. 2GCEG25Z6P4108530


          Telephone Number (___) ________
          Telephone Number (___) ________
          Telephone Number (___) ________
          Telephone Number (___) ________
          Telephone Number (___) ________
          Telephone Number (___) ________
          Telephone Number (___) ________
          Telephone Number (___) ________
          Telephone Number (___) ________
          Telephone Number (___) ________

          TO HAVE AND TO HOLD THE SAME UNTO BUYER, ITS SUCCESSORS
AND ASSIGNS, FOREVER.

          SELLER HEREBY COVENANTS THAT ALL RIGHT AND TITLE TO THE ABOVE-DESCRIBED PROPERTY LIES EXCLUSIVELY IN ITS NAME, AND THAT SELLER POSSESSES LEGAL CAPACITY TO TRANSFER GOOD AND MARKETABLE
TITLE, FREE AND CLEAR OF ANY AND ALL LIENS, SECURITY INTERESTS, CHARGES AND ENCUMBRANCES TO BUYER (THE "CLAIMS"). SELLER
COVENANTS AND AGREES TO AND WITH BUYER, ITS SUCCESSORS AND ASSIGNS, TO WARRANT AND DEFEND THE SALE OF THE AFOREDESCRIBED PROPERTY, GOODS AND CHATTELS, AGAINST ALL AND EVERY PERSON, FIRM, CORPORATION OR
ASSOCIATION  AND INDEMNIFY AND HOLD BUYER HARMLESS FROM,  FOR  OR
AGAINST ANY LOSS, DAMAGE OR DEFICIENCY ARISING OUT OF, OR RESULTING FROM ANY CLAIMS.

           IN WITNESS WHEREOF, THE SELLER HAS CAUSED THIS BILL OF
SALE  TO BE SIGNED BY ITS PROPER AUTHORIZED AGENTS THIS 5th  DAY
OF JUNE, 1996.

                                ALARM DATA INC. OF DELAWARE


                                BY: /s/THOMAS A. GOLDEN
                                    -------------------
                                    Thomas A. Golden
                                    President